Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 30, 2004 (except Notes 8 and 12 for which the date is February 24, 2004) on the consolidated balance sheets of ISCO International, Inc. and subsidiaries as of December 31, 2003 and December 31, 2002, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows of ISCO International, Inc. for each of the three years ended December 31, 2003, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission. We hereby consent to the incorporation by reference of our report in the Registration Statement on Form S-3 (File numbers 333-109127, 333-111242, 333-53338 and 333-53646) and Form S-8 (File numbers 333-39342 and 333-49268). We hereby consent to the incorporation by reference to our report in this Registration Statement on Form S-8.

/s/ Grant Thornton LLP

GRANT THORNTON LLP

Chicago, Illinois

May 27, 2004